Exhibit 99.1

KCAP Financial, Inc. Announces First Quarter 2015 Financial Results

NEW YORK, May 6, 2015 – KCAP Financial, Inc. (Nasdaq GS: KCAP) announces its first quarter 2015 financial results.

Financial Highlights

•	Net investment income for the first quarter ended March 31, 2015 was approximately $6.5 million, or $0.18 per basic share, compared with approximately $4.5 million, or $0.13 per basic share in the quarter ended March 31, 2014

•	Taxable Distributable income was $0.19 per basic share

•	Cash distributed in excess of Asset Manager Affiliates taxable earnings $0.03 per basic share

•	Resources available for distribution $0.23 per basic share

•	KCAP Financial, Inc. declared a first quarter shareholder distribution of $0.21 per share.

•	At March 31, 2015, the fair value of KCAP’s investments totaled approximately $488 million.

•	Net asset value per share of $7.16 as of March 31, 2015, compared with $6.94 at December 31, 2014.

Dayl Pearson, President and Chief Executive Officer of KCAP Financial, Inc., noted, “We are pleased with our first quarter results, and the performance and credit profile of our direct lending business remains strong. In addition, our asset management business priced Catamaran CLO 2015-1 in the first quarter. That transaction, a $464 million CLO, successfully closed on May 5.”

Operating Results

For the three months ended March 31, 2015, we reported total investment income of approximately $12 million as compared to approximately $10 million in the same period last year, an increase of 23%. Investment income from debt securities increased 18% to approximately $6.2 million from approximately $5.2 million in the first quarter 2014. Investment income from investments in CLO fund securities in the first quarter of 2015 increased to $4.6 million from $3.1 million in 2014, an increase of 45%, and dividends from our Asset Manager Affiliates (“AMAs”) in the first quarter of 2015 remained consistent at approximately $1.4 million as compared to the first quarter of 2014. Our AMAs also declared additional distributions of $1.3 million in the quarter.

For the three months ended March 31, 2015, total expenses were higher by approximately $300,000 as compared to the same period in 2014, primarily attributable to costs incurred in connection with the restatement.

Net investment income for the first quarter of 2015 and 2014 was approximately $6.5 million and $4.5 million, or $0.18 per basic share and $0.13 per basic share, respectively. Net realized and unrealized appreciation on investments for the three months ended March 31, 2015 was approximately $1.2 million, as compared to approximately $1.0 million depreciation for the same period in 2014.

Portfolio and Investment Activity

The fair value of our portfolio was approximately $488 million as of March 31, 2015. The composition of our investment portfolio at March 31, 2015 and December 31, 2014 at cost and fair value was as follows:

	March 31, 2015 (unaudited)			December 31, 2014
Security Type	Cost	Fair Value	%¹	Cost	Fair Value	%¹
Money Market Accounts³	$1,729,575	$1,729,575	1	$1,602,741	$1,602,741	1
Senior Secured Loan	218,339,421	217,219,634	81	220,965,922	218,329,860	86
Junior Secured Loan	40,085,271	39,832,410	15	38,664,199	38,569,006	15
Senior Unsecured Loan	33,104,782	33,104,782	13	33,066,984	33,066,984	13
First Lien Bond	2,967,369	2,580,000	1	2,962,507	2,580,000	1
Senior Subordinated Bond	4,330,633	4,295,736	2	4,295,544	4,240,301	2
Senior Unsecured Bond	11,363,885	11,482,540	4	11,208,178	11,386,218	4
Senior Secured Bond	1,513,639	1,485,000	1	1,515,584	1,552,500	1
CLO Fund Securities	99,812,887	85,853,478	33	90,889,190	77,514,901	30
Equity Securities	8,828,812	8,063,558	3	8,828,812	8,119,681	3
Preferred	10,257,047	10,470,393	4	10,206,016	10,418,302	4
Asset Manager Affiliates²	59,006,651	71,524,000	27	60,292,677	72,326,000	28

Total	$491,339,972	$487,641,106	185%	$484,498,354	$479,706,494	188%

¹ Calculated as a percentage of Net Asset Value.

² Represents the equity investment in the Asset Manager Affiliates.

³ Includes restricted cash held under employee benefit plans.

Liquidity and Capital Resources

At March 31, 2015, we had unrestricted cash and money market balances of approximately $3.3 million, total assets of approximately $505 million and stockholders’ equity of approximately $264 million. Our net asset value per common share was $7.16. As of March 31, 2015, we had $224 million of borrowings outstanding (net of discount of $3.4 million) with a weighted average interest rate of approximately 4.4%.

Subject to prevailing market conditions, we intend to grow our portfolio of assets by raising additional capital, including through the prudent use of leverage available to us. As a result, we may seek to enter into new agreements with other lenders or into other financing arrangements as market conditions permit. Such financing arrangements may include a new secured and/or unsecured credit facility or the issuance of unsecured debt or preferred stock.

Distributions

Generally, we seek to fund distributions to shareholders from current distributable earnings, primarily from net investment income generated by our investment portfolio. We announced a regular quarterly distribution of $0.21 per share for the quarter ended March 31, 2015. The record date for this distribution was April 6, 2015 and the distribution was paid on April 27, 2015. An estimate of the tax attributes of distributions made on a quarterly basis may not be representative of the actual tax attributes of distributions for a full year. Tax characteristics of all distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year.

We have adopted a dividend reinvestment plan that provides for reinvestment of distributions in shares of our common stock, unless a stockholder elects to receive cash. As a result, if we declare a cash distribution, shareholders who have not “opted out” of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock, rather than receiving cash. For more information regarding our distributions, please refer to our 2014 annual report on Form 10-K. Please contact your broker or other financial intermediary for more information regarding the dividend reinvestment plan.

Supplemental Information: Analysis of Shareholder Distributions

On a supplemental basis, we are providing information relating to our shareholder distributions. The Company believes that taxable distributable income as reported in our financial statement footnotes is an important measure for investors. The Company may not distribute all of its taxable distributable income, or may over-distribute during any period.

The following table¹ depicts the composition of shareholder distributions on a per share basis for the quarters ended March 31, 2015 and 2014:

	Quarter-ended March 31,
	2015¹	2014¹
Net investment income	$0.18	$0.13
Tax Accounting Difference on CLO Equity Investments	0.01	0.05
Taxable distributable income	0.19	0.18
Cash distributed to the Company by the Asset Manager Affiliates in excess of their taxable earnings	0.03	0.05
Available for distribution²	0.23	0.23
Distributed	0.21	0.25
Difference	$0.02	$(0.02)

¹	Table may not foot due to rounding.
²	The “Available for distribution” financial measure is a non-GAAP financial measure that is calculated by including the cash distributed to the Company by the Asset Manager Affiliates in excess of their taxable earnings to the Company’s taxable distributable income, which is the most directly comparable GAAP financial measure. In order to reconcile the “Available for distribution” financial measure to taxable distributable income per share in accordance with GAAP, the $0.03 per share of cash distributed to the Company by the Asset Manager Affiliates in excess of their taxable earnings is subtracted from the “Available for distribution” financial measure.

Conference Call and Webcast

We will hold a conference call on Thursday, May 7, 2015 at 9:00 a.m. Eastern Time to discuss our first quarter 2015 financial results. Shareholders, prospective shareholders and analysts are welcome to listen to the call or attend the webcast.

The conference call dial-in number is (866) 757-5630. No password is required. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on our Company’s website www.kcapfinancial.com in the Investor Relations section under Events. The online archive of the webcast will be available after 7:00 p.m. Eastern Time for approximately 90 days.

A replay of this conference call will be available from 12:00 p.m. on May 7, 2015 until 11:59 p.m. on May 14, 2015. The dial in number for the replay is (855) 859-2056 and the conference ID is 40844943.

About KCAP Financial, Inc.

KCAP Financial, Inc. is a publicly traded, internally managed business development company. The Company’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. The Company’s wholly owned portfolio companies, Trimaran Advisors, L.L.C. and Katonah Debt Advisors, L.L.C., manage collateralized debt obligation funds that invest in broadly syndicated corporate term loans, high-yield bonds and other credit instruments.

The KCAP Financial, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3121

Forward Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Forward-looking statements relate to future events or our future financial performance. We generally identify forward-looking statements by terminology such as “may,’’ “will,’’ “should,’’ “expects,’’ “plans,’’ “anticipates,’’ “could,’’ “intends,’’ “target,’’ “projects,’’ “contemplates,’’ “believes,’’ “estimates,’’ “predicts,’’ “potential’’ or “continue’’ or the negative of these terms or other similar words. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

KCAP FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

	As of March 31, 2015	As of December 31, 2014
	(unaudited)
ASSETS
Investments at fair value:
Money market accounts (cost: 2015 - $1,729,575; 2014 - $1,602,741)	$1,729,575	$1,602,741
Debt securities (cost: 2015 - $321,962,047; 2014 - $322,884,934)	320,470,495	320,143,170
CLO Fund Securities managed by affiliates (cost: 2015 - $94,330,773; 2014 - $85,355,897)	82,455,704	74,139,696
CLO Fund Securities managed by non-affiliates (cost: 2015 - $5,482,114; 2014 - $5,533,293)	3,397,774	3,375,206
Equity securities (cost: 2015 - $8,828,812; 2014 - $8,828,812)	8,063,558	8,119,681
Asset Manager Affiliates (cost: 2015 - $59,006,651; 2014 - $60,292,677)	71,524,000	72,326,000
Total Investments at Fair Value (cost: 2015 - $491,339,972; 2014 - $484,498,354)	487,641,106	479,706,494
Cash	1,521,555	1,220,798
Restricted cash	3,962,192	19,325,550
Interest receivable	2,189,109	1,748,821
Due from affiliates	3,985,732	3,027,409
Other assets	5,453,839	5,417,725

Total Assets	$504,753,533	$510,446,797

LIABILITIES
Convertible Notes	$38,647,000	$38,647,000
7.375% Notes Due 2019	41,400,000	41,400,000
Notes issued by KCAP Senior Funding I, LLC (net of discount: 2015 - $3,362,714; 2014 - $3,512,407)	143,987,286	143,837,593
Payable for open trades	11,952,000	18,293,725
Accounts payable and accrued expenses	1,606,701	2,274,150
Accrued interest payable	850,932	1,566,255
Due to affiliates	2,386,179	31,000
Shareholder distribution payable	—	9,080,373

Total Liabilities	240,830,098	255,130,096

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share, 100,000,000 common shares authorized; 36,859,957 and 36,775,127 common shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	368,600	367,751
Capital in excess of par value	363,345,425	362,411,830
Excess distribution of net investment income	(19,072,917)	(25,579,865)
Accumulated net realized losses	(75,439,778)	(75,512,134)
Net unrealized depreciation on investments	(5,277,895)	(6,370,881)

Total Stockholders’ Equity	263,923,435	255,316,701

Total Liabilities and Stockholders’ Equity	$504,753,533	$510,446,797

NET ASSET VALUE PER COMMON SHARE	$7.16	$6.94

KCAP FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended
	March 31,
	2015	2014

Investment Income:
Interest from investments in debt securities	$6,197,828	$5,247,236
Interest from cash and time deposits	701	786
Investment income on CLO Fund Securities managed by affiliates	4,340,143	2,822,378
Investment income on CLO Fund Securities managed by non-affiliates	227,679	319,414
Dividends from Asset Manager Affiliates	1,413,975	1,378,466
Capital structuring service fees	161,803	227,083

Total investment income	12,342,129	9,995,363

Expenses:
Interest and amortization of debt issuance costs	2,967,187	2,990,166
Compensation	1,072,822	1,262,437
Professional fees	1,171,441	671,210
Insurance	112,439	135,961
Administrative and other	511,292	468,283

Total expenses	5,835,181	5,528,057

Net Investment Income	6,506,948	4,467,306
Realized And Unrealized Gains (Losses) On Investments:
Net realized gains from investment transactions	72,356	309,581
Net change in unrealized (depreciation) appreciation on:
Debt securities	1,250,211	(603,315)
Equity securities	(56,123)	(327,661)
CLO Fund Securities managed by affiliates	(658,871)	933,828
CLO Fund Securities managed by non-affiliates	73,744	(340,705)
Asset Manager Affiliates investments	484,025	(997,444)

Total net change in unrealized (depreciation) appreciation	1,092,986	(1,335,297)

Net realized and unrealized (depreciation) appreciation on investments	1,165,342	(1,025,716)

Net Increase In Stockholders’ Equity Resulting From Operations	$7,672,290	$3,441,590

Net Increase In Stockholders’ Equity Resulting from Operations per Common Share:
Basic:	$0.21	$0.10
Diluted:	$0.20	$0.10
Net Investment Income Per Common Share:
Basic:	$0.18	$0.13
Diluted:	$0.18	$0.13

Weighted Average Shares of Common Stock Outstanding—Basic	36,834,266	33,337,967
Weighted Average Shares of Common Stock Outstanding—Diluted	36,843,382	33,349,916